Exhibit 14.1

COMMUNITY BANKER TRUST CORPORATION

AND

ESSEX BANK

Code of Business Conduct and Ethics

November 18, 2016

Introduction

For over 80 years, Community Bankers Trust Corporation and its subsidiaries, including Essex Bank (collectively, the “Company”), have endeavored to meet the financial needs of the people in the communities that it is privileged to serve. The Company has been successful across the decades because its customers, shareholders and employees believe that it makes business decisions and carries out its job responsibilities using the highest standards of ethics and integrity. Ethical behavior is driven by the Company’s commitment to its spirit and brought to life by the personal decisions of its employees each day to conduct business in an honest and impartial manner.

This Code of Business Conduct and Ethics (the “Code”) is applicable to the Company’s executive officers and senior financial officers (including the principal financial officer and controller or principal accounting officer, or persons performing similar functions) and all other employees and to the Company’s directors (in their capacity as directors). The Code is neither intended to cover every applicable law nor intended to provide answers to every question that might arise. It is also not intended to replace the Company’s existing policies, including the Employee Handbook and the Service Standards Guidelines. The Code supplements the other codes and policies that the Company has adopted. It is simply a guide developed to help employees and directors understand their role in maintaining the Company’s business standards on a day-to-day basis. If an employee has any questions regarding the Code or what is expected of him or her, the employee should consult with his or her supervisor or a representative in the Human Resources Department. Directors and executive officers should consult with the Audit Committee of the Company’s Board of Directors.

The Company’s Board of Directors has established and approved the Code. All references to “employees” in the Code are deemed to be references also to the Company’s directors, unless expressly stated otherwise. The term “senior officers” means the Company’s executive officers and senior financial officers.

Purpose

The Code is intended to promote the following standards:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in periodic reports and documents required to be filed by the Company;

•	Compliance with applicable laws and stock exchange and governmental rules and regulations;

•	Promotion of an organizational culture that encourages ethical conduct and a commitment to compliance with the law;

•	Prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	Accountability for adherence to the Code.

A completed and signed affirmation statement attesting to each employee’s compliance with the Code will be required on an annual basis, or more frequently as circumstances may warrant. In such statement, the employee will also represent that it will provide the Company any changes to such attestation on an ongoing basis and any other disclosures required by the Code.

Basic Responsibilities

The following items represent the position of the Company with regard to the ethical conduct of employees and directors. Each employee is required to be aware of the principles in the Code, to adhere to its guidelines, and to seek assistance from his or her supervisor when any questions arise about the Code, or when a situation develops that may present a problem under the Code. Directors must similarly comply with the Code and its guidelines, and they and the Company’s senior officers should consult with the Audit Committee for questions and concerns.

Honest and Ethical Conduct

Integrity is the heart of the Company’s culture. The Company strives to be worthy of the trust placed in it by its customers and colleagues by being straightforward and honest. Accordingly, it is critical to the success of the Company that actions of its employees always are above reproach and that the best interests of the Company are the focus of the decisions that are made and the actions that are taken. Employees must act ethically and in good faith, with honesty and integrity, in any activities taken on behalf of the Company or in connection with the customers, business and operations of the Company. Employees are prohibited from exploiting their position or relationship with the Company for personal gain.

Protection of Confidential Information

The Company has a responsibility to protect the confidentiality of its customers’ account information and other confidential Company data. Employees must never access, disclose or use customer or other confidential Company information unless there is a legitimate business need to do so. In addition, except as otherwise used or disclosed in the course of authorized Company business, each employee is:

(1)	prohibited from supplying the names, addresses or account/transaction information of the Company’s customers to outside entities or individuals or using such information on his or her own; and

(2)	legally and ethically required to protect and refrain from using or disclosing other confidential Company or customer information, both during and after his or her employment with or service to the Company.

In addition, the contents and results of all Company examinations, including examinations conducted internally or by the Federal Reserve Bank of Richmond, Virginia’s Bureau of Financial Institutions, the Federal Deposit Insurance Corporation, the Department of Labor, the Internal Revenue Service or other regulatory agency, must be held in the strictest confidence by employees and may not be publicly divulged or discussed, except as expressly authorized by the Company’s Board of Directors or management’s Executive Committee. Employees should also refer to the “Confidentiality” section of the Employee Handbook.

Conflicts of Interest

Each employee has an obligation to avoid conflicts of interest involving the Company and its business. A potential “conflict of interest” arises when an employee has an interest in any business or property, or an obligation to any person or entity that could affect, or appear to affect, the employee’s judgment in fulfilling his or her responsibilities to the Company, its customers and its shareholders. A potential conflict of interest may also arise when the employee is in a position to influence a decision that may result in direct or indirect financial or other personal gain or advantage for the employee or his or her immediate family as a result of the Company’s business dealings. For purposes of the Code, immediate family members are defined as spouses or domestic partners, parents, children, siblings, grandparents, parents-in-law, brothers and sisters-in-law, sons and daughters-in-law and any other relative or person living in the same household as the employee.

In and of themselves, not all conflicts of interest are inherently improper. It is the manner in which an individual and the Company deal with the conflict that determines the propriety of the action and conduct. Thus, any employee who becomes aware of a conflict or potential conflict of interest with respect to his or her work with the Company, or any material transactions or relationships that could be expected to give rise to a conflict of interest, shall disclose such situations promptly. Any material transactions or relationships that could be expected to give rise to a conflict of interest about which an employee is aware must be promptly reported to the Human Resources Department. This disclosure must be in writing at the time of hire or appointment, on an annual basis, and as soon as possible after any actual or potential conflict of interest arises so that appropriate safeguards can be established to protect all parties. All written disclosures for employees will be retained in the Human Resources Department. Directors and senior officers must fully disclose conflicts or potential conflicts of interest to the Board of Directors or the Audit Committee at a meeting or in writing.

Nothing in this section is intended to limit the standards with respect to conflicts of interest as set forth in the corporate laws applicable to the Company.

Compliance with Laws, Rules and Regulations

Because of the unique nature of the financial services business, the Company must earn the trust and confidence of its customers each and every day. It is critical that each employee conduct his or her professional and personal life in a responsible manner and that he or she comply with all applicable federal and state laws, rules and regulations. Each employee shall conduct business on behalf of the Company in fair and open competition, and not enter into illegal arrangements with competitors affecting pricing or marketing policies. Each employee should not take any action, either personally or on behalf of the Company, that will violate any law, rule or regulation affecting the Company.

Reporting of Convictions

Employees are required to report any criminal injunction (e.g. criminal restraining orders), conviction, deferred prosecution or pretrial diversion agreement against them to their supervisor and the Human Resources Department. Directors and senior officers shall make this report to the Audit Committee. This reporting obligation applies to all criminal matters (other than traffic infractions, except to the extent required by the employee’s job responsibilities, and other matters not rising to the level of misdemeanor), regardless of whether they involve activities related to the Company’s business. This obligation also includes criminal matters that arose before or during an employee’s employment with or service to the Company.

Relationships with Customers or Vendors

Each employee is expected to avoid direct business or other relationships with customers and vendors that could affect, or appear to affect, the employee’s judgment in fulfilling his or her responsibilities to the Company and its customers and shareholders. For example, an employee must not borrow money from customers, vendors or other entities with whom the Company does business, with the exception of banks and other lending institutions that engage regularly with the public. Employees shall not participate with customers in a business venture without first receiving approval from management’s Executive Committee. Directors and senior officers must receive approval from the Audit Committee. It is understood that directors of the Company may have business relationships with customers and vendors through their outside employment, and nothing in the Code is intended to limit such activity so long as the director does not utilize his or her position with the Company in an improper manner. It is similarly understood that a director may receive contributions for his or her political activities from a customer or vendor, or make contributions to the political activities of a customer or vendor, so long as the director does not utilize his or her position with the Company in an improper manner.

Gifts from Customers or Vendors

An employee may not solicit or receive a gift, reward or payment, or a promise of such actions, from a customer or vendor for the purpose of giving or attempting to give preferential treatment to a customer or vendor or in exchange for recommending, influencing or attempting to influence a Company decision or transaction. In addition, employees may not solicit or use their position with the Company to secure a personal discount or other favorable treatment for themselves or others that is not extended to all Company employees.

Each employee is expressly prohibited from giving or receiving a gift in the form of cash, stocks, bonds, options or similar types of items to or from Company customers (with the exception of gifts to charitable or religious organizations that are customers of the Company) or vendors. However, reasonable and customary business gifts and gratuities that are of nominal value and do not accumulate to more than $100 per giver per year are acceptable. A gift, or an accumulation of gifts, of greater than this nominal value must be presented to and approved by the Ethics Oversight Committee, which will consider the appropriateness of the gift or gifts under this section. Nothing in this section is intended to limit contributions for political activities, which are covered elsewhere in this Code.

Offers of hospitality or entertainment by actual or prospective customers, consultants or vendors of the Corporation, such as meals and refreshments or sporting events or concerts may be accepted by an employee if the hospitality or entertainment was not solicited, the customer, consultant or vendor, as host, will be present at the event, and the event is reasonable and customary. Such accommodations will not be subject to the $100 limitation above.

Employee questions regarding whether a gift or gratuity is acceptable should be directed initially to the employee’s supervisor. Directors and senior officers should direct such questions to the Audit Committee.

Bribes and Kickbacks

Company business decisions are based on evaluating several factors, including profitability, quality, performance, meeting customers’ needs, shareholder value, service and reputation. Except as noted above, an employee should never accept or solicit, directly or indirectly, anything of value from an existing or potential customer, vendor or any other entity or person that does or seeks to do business with the Company in exchange for recommending, influencing or attempting to influence a business decision or transaction. In addition, an employee may not give, directly or indirectly, any bribes, kickbacks or similar unlawful or improper remuneration to any person or entity. Further, such items shall not be accepted by the employee, directly or indirectly, from any person or entity, to obtain or retain business or for any other reason whatsoever.

Outside Employment

An employee accepting a second job outside of the Company may create a direct conflict with the business interests of the Company or interfere with his or her job duties and responsibilities at the Company. If an employee (but not a director) wishes to obtain employment outside of the Company, the employee must submit a request in writing to his or her supervisor and obtain the prior approval of both the supervisor and the Human Resources Department prior to commencing employment with another employer. Except as expressly authorized by the Human Resources Department, each employee is prohibited from: (1) acting as an officer, director, partner, employee or contractor of any competing business of the Company; or (2) selling, trading, distributing or dealing in non-Company-related financial, investment or insurance services. Outside employment with respect to senior officers requires a written submission of a request and prior approval by the Audit Committee. The standards with respect to directors are set forth in the Company’s Corporate Governance Guidelines.

Outside Directorships/Business Relationships

The Company recognizes the value of the leadership skills that employees gain when they serve as directors or members of outside boards of for-profit and not-for-profit entities. Service on such boards by an employee, whether they are family related or not, must be reviewed and approved by the member of management’s Executive Committee who oversees the employee’s business unit prior to accepting the position. Likewise, new and current employees are required to disclose to their supervisor any director or other managerial relationships that they have with any organization. All such positions must not be with organizations that compete with or have an apparent conflict of interest with the Company.

The standards with respect to directors are set forth in the Company’s Corporate Governance Guidelines.

Political Activities

An employee’s participation (or that of his or her business affiliates or immediate family members) in political activities is as a private citizen and not as a representative of the Company, and each employee (including his or her business affiliates and immediate family members) is expected to conduct himself or herself accordingly and in such a manner as not to give the appearance of corporate sponsorship or endorsement by the Company. No assets of the Company may be used by an employee to support any non-Company-related political activities.

Community and Civic Support

An employee shall not commit the Company to be a sponsor of any community or civic organization or event, or consent to the use of the Company’s name or any of its assets, including facilities, supplies, equipment or personnel, without first consulting with the Company’s Chief Executive Officer or his designee.

Fiduciary Appointments

A fiduciary appointment is one in which an employee serves as an executor, administrator, guardian or trustee for a person, firm or corporation. Such appointments could cause a potential conflict of interest. Except where an immediate family member, as defined in the “Conflicts of Interest” section above, is involved, if an employee wishes to accept outside fiduciary or co-fiduciary appointments either with the Company or with another bank, person, firm or corporation, then, prior to accepting the appointment, the employee must submit a written request for approval to the member of management’s Executive Committee who oversees the employee’s business unit. Directors and senior officers must submit such requests to the Audit Committee.

An employee may not receive a fee for acting as a co-fiduciary with the Company unless specifically approved in advance as outlined above. In addition, consistent with the conflict of interest obligations outlined in the Code, it is not appropriate for the employee to be engaged in competing fiduciary or trust activity.

Investments

Employees or their immediate family may not have financial interests in any Company competitor, customer, vendor or supplier where this interest would influence, or appear to influence, their actions on behalf of the Company. It is improper for an employee or their immediate family member to invest in a customer’s business unless (i) the interest is acquired through an organized securities exchange and (ii) the Company has no access to confidential information. It is improper for an employee or an immediate family member to subscribe to new issues of stock in a customer’s business. No employee or immediate family member will invest in a Company customer’s business, or enable others to do so, as a result of confidential inside information. Employees are not to accept special investment favors offered because of the employee’s Company relationship or position.

There are no restrictions placed on employees when they invest in U. S. Government securities, municipal bonds or mutual funds.

These restrictions on investments, other than the prohibition on improper use of confidential inside information, do not apply to the Company’s directors who do not devote their full time and attention to Company business. However, such directors must report to the Audit Committee any investment that is likely to create a conflict of interest affecting the director’s ability to perform the ordinary duties of an outside director.

Employee stock ownership in the Company’s stock through outside investment, dividend reinvestment and stock incentive plans is encouraged. Speculative investments, such as margin buying, short accounts, puts, calls or combinations thereof, are prohibited when these transactions involve the Company’s securities.

Insider Trading

Employees may become aware of information about the Company or other companies that is not available to the general public. The use of such non-public or “inside” information for securities trading purposes is strictly forbidden, and this prohibition applies to all employees and their immediate family members, or any other person to whom any of these individuals may have communicated the information. Such trading activity is unethical and illegal, and may expose the individual to civil and criminal penalties. If an employee is unclear about any aspect of his or her obligations under these prohibitions, the employee should seek advice and guidance from the Company’s General Counsel.

Public Disclosures

From time to time, an employee may be involved in the preparation of reports and documents that the Company files with the Securities and Exchange Commission (“SEC”) or that are otherwise publicly communicated to other governmental entities, customers, shareholders or the general public. When this occurs, the employee has a responsibility to assure the full, fair, accurate, timely and understandable disclosure of information in all such reports, documents and communications. Depending on the employee’s position with the Company, the employee may be called upon to provide necessary information to assure that the Company’s reports, documents and communications meet these standards. Each employee is expected to take this responsibility seriously and provide prompt, accurate answers to any inquiries related to these reports, documents and communications.

Proper Accounting and Record Keeping

Each employee is expected to record and report financial transactions and operating information fully, accurately and honestly. All accounts, entries and transactions must be supported by adequate documentation, and no relevant information is to be omitted, altered or concealed. Business and financial records are to be retained in accordance with federal and state laws, as well as the Company’s record and document retention policies. Documents should never be altered or destroyed in anticipation of an internal or external audit or in response to a request for such documents by any government or regulatory agency or court of law or law enforcement authority. Each employee is expected to cooperate fully with bank or regulatory examiners, attorneys, internal and external auditors and any other contractor or advisor engaged by the Company.

Company Property

The assets, equipment, vehicles, facilities, resources and other property of the Company represent a substantial investment and are to be used for the sole purpose of carrying out work-related activities or for other authorized purposes. Unauthorized use of such property to further an employee’s own or others’ personal, business or financial interest is strictly prohibited, whether during or outside of the employee’s employment with or service to the Company and regardless of whether such property is owned, leased, rented or otherwise held by the Company. Any other use of Company assets must be approved by a member of management’s Executive Committee.

Loans to Employees

The Company may make loans to employees provided that any such loans are being made in the ordinary course of business and in accordance with the Company’s specific lending policies. Loans to executive officers, directors and principal shareholders may be made only as permitted by federal and state regulations.

Unauthorized Transactions

Employees are not to perform any maintenance or conduct any internal transactions on their own accounts or the accounts of immediate family members, as defined in the “Conflicts of Interest” section above. In addition, employees are not to perform any maintenance or conduct transactions on accounts for other employees that are unauthorized or in violation of Company policy.

Violations and Prompt Disclosures

Any employee who has concerns about any suspected or actual violations of the Code or fraudulent, negligent, misleading or questionable accounting or audit practices, or who has concerns with regard to compliance by the Company or its officers, directors or employees with securities or tax laws, or fiduciary legal requirements, is required to report such concerns.

Each employee is also expected to remain alert to situations that could cause illegal, unethical or improper actions under the Code and to promptly report such situations and any violations or suspected violations of the Code, other Company policies and procedures or any applicable law, rule or regulation as soon as it is discovered to, for employees (other than senior officers), the Human Resources Department and, for directors and senior officers, the Audit Committee. All such reports will be treated confidentially to the extent practicable under the circumstances and in accordance with the legal obligations of the Company.

Each employee is assured by the Company that no retaliation, discrimination or harassment against the employee of any kind will be tolerated for his or her compliance with the Code in this manner. Suspected or actual violations of the Code may be anonymously reported by an employee, and, except as may otherwise be required by law or regulation, the Company will endeavor in good faith to protect the employee’s anonymity.

If an employee is unsure whether a violation of the Code has occurred, or he or she is unsure what to do in any situation, the employee is encouraged to talk first with his or her supervisor. The supervisor, if contacted about a potential Code violation, may consult with members of the Ethics Oversight Committee, members of the Human Resources Department or others, as appropriate. If the employee is uncomfortable in reporting an alleged violation to his or her supervisor or any of the above mentioned groups, or if the employee believes that the issue has not been properly addressed at his or her business unit level, the employee should promptly report his or her concern to any one or more of the following members of the Company’s Ethics Oversight Committee: General Counsel, Director of Human Resources, Chief Risk Officer and Chief Internal Auditor. Alternatively, the Company has established an Ethics and Compliance Hotline for reporting suspected or actual violations of the Code. The Ethics and Compliance Hotline is administered by an independent third party and can be reached through the phone number and internet site set forth in the “Doing What’s Right Network/Employee Complaint Policy” in the Company’s Employee Handbook. The Ethics and Compliance Hotline provides for the employee’s disclosure to remain anonymous and confidential, if the employee so decides.

Concerns regarding (1) accounting, internal accounting controls or auditing matters, (2) evidence of a material violation by the Company or any of its officers, directors, employees or agents of federal or state securities laws, or (3) a material breach of fiduciary duty arising under federal or state law should be reported in accordance with the Company’s Employee Complaint Policy. Violations or suspected violations involving accounting and auditing matters should be reported to the General Counsel, the Chief Risk Officer or the Chief Internal Auditor for referral to the Audit Committee.

Any reported violation or suspected violation of the Code involving a director or a senior officer will be referred to the Audit Committee for investigation and action, as appropriate.

Suspected violations of the Code will be investigated promptly and will be treated in a fair and impartial manner. Any employee who violates the Code or who fails to cooperate with any inquiries or investigations will be subject to disciplinary action, including, in appropriate cases, the possibility of termination of employment and/or referral of the matter to law enforcement authorities. Failure to comply with the standards contained in the Code may also result in criminal prosecution and reimbursement to the Company, the government or other parties for losses or damages resulting from such violation.

No one has the authority or right to order, direct, request or influence someone else to violate the Code. In addition, any retaliation or threat of retaliation against any employee or director for refusing to violate this policy or for reporting in good faith a violation or suspected violation is itself a violation of the Code, may be a violation of the law, and will result in corrective action up to and including termination of employment or removal from the Board of Directors, as the case may be.

Amendment, Modification and Waiver

Any amendment to, or modification of, the Code, or any waiver of the Code for directors or executive officers, may only be made by the Company’s Board of Directors upon the recommendation of its Audit Committee, and must be promptly filed and/or disclosed to the public as required by all applicable securities or other laws, rules or regulations or the requirements applicable to the NASDAQ Stock Market or such other exchange or system upon which the Company’s securities are listed, quoted or traded in the future.

Any waivers of the Code for other employees may be made by the management’s Executive Committee upon the recommendation of the Ethics Oversight Committee.

Periodic Training

The Company is committed to maintaining an effective Code. To that end, the organization shall no less than annually, conduct, for all employees, training and education programs that communicate the standards, practices and procedures of the Code.

When in Doubt, Ask!

Each employee is personally responsible for his or her own conduct in complying with the Code. As is the case with all policies, situations will arise that the Code does not specifically address or that may be unclear. Accordingly, employees are expected to consult with their immediate supervisor, a member of management or the Company’s Human Resources Department, if they have any questions about the Code or are uncertain whether an action that they are about to take is appropriate. Directors and senior officers are expected to consult with the Audit Committee.

The Board of Directors and management of the Company recognize that it is impossible to define every practice or condition that could constitute an objectionable conflict or breach of ethics. Accordingly, the omission of any specific policy of limitation or prohibition noted above shall not be regarded as approval of practices or conditions not specifically set forth in the Code.